Exhibit T3B-1

Registered No. 3548821

THE COMPANIES ACT 1985

MEMORANDUM OF ASSOCIATION

OF

REGUS PLC

A PUBLIC COMPANY LIMITED BY SHARES

1.	Name

The name of the company is “REGUS PLC”.1

2.	Type of Company

The company is to be a public company.

3.	Registered Office

The company’s registered office is to be situated in England and Wales.

4.	Objects

The objects for which the company is established are:-

(A)	To carry on business as a general commercial company and to carry on any trade or business whatsoever.

[1]	The Company was incorporated under the name Trushelfco (No. 2348) Limited. The name of the Company was changed to Regus Business Centres Limited by a special resolution dated 24th June, 1998.

By a further written resolution passed on 23rd July, 1998, the Company resolved to re-register as a public company under the name of Regus Business Centres plc and to adopt these objects in substitution for the previous objects of the Company.

The name of the Company was changed to Regus plc by a special resolution dated 20 June, 2000.

(B)	To borrow or raise or take up money in such manner and upon such terms and on such security as may seem to the directors to be expedient and in particular (but without prejudice to the generality of the foregoing) by the issue or deposit of debentures or debenture stock or other securities of any description and to secure all or any of the company’s liabilities in respect of money borrowed, raised or owing or any other debt or obligation of or binding on the company in such manner as may be thought expedient and in particular by mortgage, charge or lien upon all or any part of the undertaking, property and assets, present or future, and uncalled capital of the company.

(C)	To carry on group finance and treasury activities in all their aspects and in particular (but without prejudice to the generality of the foregoing):-

(i)	to receive money on current account or on deposit or otherwise on any terms, and to borrow, raise or take up money, with or without security, and to employ and use the same;

(ii)	to deposit, lend or advance money, securities or other property of any kind or give credit, with or without security, and generally to make or negotiate loans and advances of every kind on any terms in any currency and whether or not the company receives any consideration or advantage therefrom; and

(iii)	without prejudice to the generality of the foregoing, to advance funds raised to, and to borrow funds from, any member of the Group.

(D)	To acquire any estate or interest in and to take options over, construct, develop or exploit any property, real or personal, and rights of any kind and the whole or any part of the undertaking, assets and liabilities of any person and to act as a holding company.

(E)	To provide services of all descriptions.

(F)	To lend money and grant or provide credit and financial accommodation to any person and to deposit money with any person.

(G)	To invest money of the company in any investments and to hold, sell or otherwise deal with investments or currencies or other financial assets.

(H)	To enter into any arrangements with any government or authority or person and to obtain from any government or authority or person any legislation, orders, rights, privileges, franchises and concessions.

(I)	To borrow and raise money and accept money on deposit and to secure or discharge any debt or obligation in any manner and in particular (without prejudice to the generality) by mortgages of or charges upon all or any part of the undertaking, property and assets (present and future) and uncalled capital of the company or by the creation and issue of securities.

(J)	To enter into any guarantee, contract of indemnity or suretyship and in particular (without prejudice to the generality) to guarantee, support or secure, with or without consideration, whether by personal obligation or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the company or by both such methods or in any other manner, the performance of any obligations or commitments of, and the repayment or payment of the principal amounts of and any premiums interest dividends and other moneys payable on or in respect of any securities or liabilities of, any person, including (without prejudice to the generality) any company which is for the time being a subsidiary or a holding company of the company or another subsidiary of a holding company of the company or otherwise associated with the company.

(K)	To amalgamate or enter into partnership or any profit-sharing arrangement with, or to co-operate or participate in any way with, or to take over or assume any obligation of, or to assist or subsidise any person.

(L)	To sell, exchange, mortgage, charge, let, grant licences, easements, options and other rights over, and in any other manner deal with, or dispose of, all or any part of the undertaking, property and assets (present and future) of the company for any or for no consideration and in particular (without prejudice to the generality) for any securities or for a share of profit or a royalty or other periodical or deferred payment.

(M)	To issue and allot securities of the company for cash or in payment or part payment for any real or personal property purchased or otherwise acquired by the company or any services rendered to the company or as security for any obligation or amount (even if less than the nominal amount of such securities) or for any other purpose, and to give any remuneration or other compensation or reward for services rendered or to be rendered in placing or procuring subscriptions of, or otherwise assisting in the issue of, any securities of the company or in or about the formation of the company or the conduct or course of its business.

(N)	To establish or promote, or concur or participate in establishing or promoting, any company, fund or trust and to subscribe for, underwrite, purchase or otherwise acquire securities of any company, fund or trust and to act as director of and as secretary, manager, registrar or transfer agent for any other company and to act as trustee of any kind and to undertake and execute any trust and any trust business (including the business of acting as trustee under wills and settlements and as executor and administrator).

(O)	To pay all the costs, charges and expenses preliminary or incidental to the promotion, formation, establishment and incorporation of the company, and to procure the registration or incorporation of the company in or under the laws of any place outside England.

(P)

To grant or procure the grant of donations, gratuities, pensions, annuities, allowances or other benefits, including benefits on death, to, or purchase and maintain any type of insurance for or for the benefit of, any directors, officers or employees or former directors, officers or employees of the company or any company which at any time is or was a subsidiary or a holding company of the company or another subsidiary of a holding company of the company or otherwise associated with the company or of any predecessor in business of any of them, and to the relations, connections or dependants of any such persons, and to other persons whose service or services have directly or indirectly been of benefit to the company or whom the board of directors of the company considers have any moral claim on the company or to their relations, connections or dependants, and to establish or support any funds, trusts, insurances or schemes or any associations, institutions, clubs or schools, or to do any other thing likely to benefit any such persons or otherwise to advance the interests of such persons or the company or its members, and to subscribe, guarantee or pay money for any purpose likely, directly or indirectly, to further the interests of such persons or the company or its members or for any national, charitable, benevolent, educational, social, public, political, general or useful object.

(Q)	To cease carrying on or to wind up any business or activity of the company, and to cancel any registration of and to wind up or procure the dissolution of the company in any state or territory.

(R)	To distribute any of the property of the company among its creditors and members or any class of either in cash, specie or kind.

(S)	To do all or any of the above things or matters in any part of the world and either as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with others.

(T)	To carry on any other activity and do anything of any nature which in the opinion of the board of directors of the company is or may be capable of being conveniently carried on or done in connection with the above, or likely directly or indirectly to enhance the value of or render more profitable all or any part of the company’s undertaking property or assets or otherwise to advance the interests of the company or of its members.

(U)	To do any other thing which in the opinion of the board of directors of the company is or may be incidental or conducive to the attainment of the above objects or any of them.

(A)

In this clause “company”, except where used in reference to this company, shall include any partnership or other body of persons, whether incorporated or not incorporated, and whether formed, incorporated, domiciled or resident in the United Kingdom or elsewhere, “Group” shall include the company and any subsidiary or related company as those terms are defined in the Companies Act 1985 (as amended) “person”, shall include any company as well as any other legal or natural person, “securities” shall include any fully, partly or nil paid or no par value share, stock, unit, debenture, debenture or loan stock, deposit receipt, bill, note, warrant, coupon, right to subscribe or convert, or similar right or obligation, “and” and “or” shall mean “and/or” where the context so permits, “other” and “otherwise” shall not be construed ejusdem generis where a wider construction is possible, and the objects specified in the different paragraphs of this clause shall not, except where the context expressly requires, be in any way limited or restricted by reference to or inference from the terms of any other paragraph or the name of the company or the nature of any trade or business carried on by the company, or by the fact that at any time the company is not carrying on any trade or business but may be carried out in as full and ample a manner and shall be construed in as wide a sense as if each of those paragraphs defined the objects of a separate distinct and independent company.

5.	Liability of Members

The liability of the members is limited.

6.	Share Capital

The company’s share capital is £40,000,000 divided into 659,999,615 New A Ordinary Shares of 5 pence each and 140,000,385 New B Ordinary Shares of 5 pence each.2

[2]

By a Special Resolution passed on 28th October, 1999 the Company reclassified its ordinary shares as New A Ordinary Shares and New B Ordinary Shares. By a Special Resolution passed on 9 September, 2000 the company reclassified the New A Ordinary Shares and New B Ordinary Shares as Ordinary Shares forming a single class

.e several persons whose names and addresses are subscribed, are desirous of being formed into a company, in pursuance of the Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS	Number of Shares taken by each Subscriber
For and on behalf of TRUCIDATOR NOMINEES LIMITED, 35 Basinghall Street, London EC2V 5DB

E. J. ZUERCHER	One

Authorised Signatory

For and on behalf of TREXCO LIMITED, 35 Basinghall Street, London EC2V 5DB

D. C. J. ROWE	One

Authorised Signatory

DATED the 6th day of April, 1998

WITNESS to the above Signatures:-

R.H. Smith,

35 Basinghall Street,

London EC2V 5DB